Exhibit 99.1

KCS: Ashley Thorne, 816-983-1530, athorne@kcsouthern.com

KCS Holds Annual Meeting of Stockholders, Elects Eight Directors and Announces Preferred and

Common Dividends

Kansas City, Mo., May 5, 2017 – Kansas City Southern (KCS) (NYSE:KSU) held its Annual Meeting of Stockholders on May 4, 2017 in Kansas City, Missouri. With 89% of KCS’ outstanding common and preferred stock represented in person or by proxy at the Annual Meeting, the stockholders:

•	elected Lu M. Córdova, Robert J. Druten, Terrence P. Dunn, Antonio O. Garza, Jr., David Garza-Santos, Thomas A. McDonnell, Patrick J. Ottensmeyer and Rodney E. Slater to serve on the KCS Board of Directors until the Annual Meeting of Stockholders in 2018;

•	ratified the Audit Committee’s selection of KPMG LLP as KCS’ independent registered public accounting firm for the year ending December 31, 2017;

•	approved the Kansas City Southern 2017 Equity Incentive Plan;

•	approved an advisory vote on the 2016 compensation of the KCS named executive officers;

•	selected one year as the preferred frequency of holding future advisory votes on the compensation of the KCS named executive officers; and

•	rejected a stockholder proposal requesting amendments to the Company’s proxy access bylaw provision.

In addition, at their meeting today, the Board of Directors declared a regular dividend of $0.25 per share on the outstanding KCS 4% Non-Cumulative Preferred stock. This dividend is payable on July 3, 2017, to stockholders of record at the close of business on June 12, 2017.

The Board of Directors also declared a regular dividend of $0.33 per share on the outstanding KCS common stock. This dividend is payable on July 5, 2017, to stockholders of record at the close of business on June 12, 2017.

Headquartered in Kansas City, Mo., Kansas City Southern (KCS) (NYSE: KSU) is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.